Exhibit 99.1

Smith-Midland Reports First Quarter 2021 Financial Results

MIDLAND, VA – May 11, 2021 – Smith-Midland Corporation (NASDAQ: SMID) provider of innovative, high-quality proprietary and patented precast concrete products and systems today announced first quarter results for 2021.

First Quarter 2021 Highlights as compared to First Quarter 2020

●
679 percent increase in Barrier Rentals
●
57 percent increase in Royalty Income
●
55 percent increase in Revenue

“Smith-Midland continues to deliver in our areas of strategic focus. The Company is driving a higher mix of rental business, and the benefits are cascading throughout the organization delivering higher margins and yielding cost reductions,” said Ashley B. Smith, Chief Executive Officer. We expanded our geographic reach into California with the approval of our patented JJ-Hooks interlocking highway barrier system and we recently announced an exciting project win for our proprietary, lightweight SlenderWall cladding system for a 19 story multi-family structure in New York. With the expected increase in infrastructure spend over the next several years, we should directly benefit with an opportunity to see increased spending across the full portfolio of our businesses, including increasing our licensee count and growing our royalty revenues,” concluded Ashley.

First Quarter 2021 Results

The Company reported 2021 first quarter revenues of $15.2 million compared to $9.8 million for first quarter 2020. Pre-tax income for first quarter 2021 increased to $3.8 million compared to a loss of $49,000 in 2020. Net income increased to $2.9 million for the first quarter 2021 compared to a loss of $38,000 for the same period the prior year. Diluted earnings per share for the first quarter 2021 grew to $0.55 cents per share, compared to a loss of $0.01 cent per share in the first quarter of 2020.

Product Sales

Smith-Midland reports revenue in two categories, products sales and service revenue. Total product sales for first quarter 2021 equaled $7.4 million compared to $6.9 million first quarter 2020. Barrier sales posted $1.5 million in sales compared to $1.3 million in sales compared to the first quarter of the prior year. While the Company is proactively shifting away from barrier sales, barrier sales customers are still serviced, and the Company saw a temporary increase in production at the South Carolina plant to meet demand during the first quarter. Smith-Midland saw another round of strong results in architectural panel sales posting an increase of 185 percent year-over-year. The Company sustained significant production efforts related to the large architectural panel project awarded in the fourth quarter 2020. Smith-Midland also continues to fulfill the largest Soundwall contract in the Company’s history which is expected to be completed in late 2021. Smith-Midland has a significant number of active bids out for our lightweight, proprietary SlenderWall cladding system and the Company expects production increases around the third quarter of 2021. Movement in end markets are evidenced by the SlenderWall project win recently reported. Another sign of increasing end market activity are the results posted by Easi-Set products totaling a 35 percent increase over first quarter 2020.

Service Revenue

Barrier rentals jumped 679 percent and were the primary driver behind Smith-Midland’s increase in service revenues, which totaled $7.8 million for first quarter 2021 compared to $3.0 million in the prior year. Smith-Midland serviced an elevated need for special projects during the first quarter 2021; given their limited nature, the Company does not anticipate this will recur at the same levels moving forward. The Company will continue to shift the business mix to barrier rentals versus barrier sales in accordance with the long-term strategy.

Royalty revenue improved a notable 57 percent compared to first quarter 2020. The royalty increase is primarily attributed to increases in licensee production of the Company’s proprietary, interlocking JJ-Hooks highway barriers. Smith-Midland’s licensee expansion opportunities help reach new geographies with the Company’s patented and proprietary product offerings. Smith-Midland continues to look to expand the Company’s stream of royalty revenues.

Balance Sheet and Liquidity

As of March 31, 2021, Smith-Midland’s cash position totaled $12.5 million, a 470 percent increase over first quarter 2020. Investments remained flat year-over-year equaling $1.2 million dollars. The Company’s improved cash position is primarily a result of positive operating results. Account receivables total $11.7 million while total debt, excluding the Company’s PPP loan, at the end of the first quarter totaled $4.7 million. Capital spending also slowed, decreasing 44 percent over the prior year.

Macro Environment and Outlook

Smith-Midland is well positioned to capitalize on multiple infrastructure tailwinds. Smith-Midland continues to expand the Company’s geographic reach through licensees and is entering new markets with patented and proprietary products. The strategic shift to strengthen the Company’s barrier rental business is paying dividends and the Company is winning new projects with its light weight, proprietary SlenderWall cladding system. Backlog is moving in the right direction with approximately $29.0 million recorded as of April 30, 2021 compared to $26.6 million at the same time in 2020. Smith-Midland is innovative, strategically positioned for success, and focused on the future. Smith-Midland is mindful of the current macro challenges, focusing on the things within the Company’s control. Smith-Midland leverages the Company’s deep background in lean manufacturing to continuously optimize operations and drive long-term shareholder value.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utilities industries. Management and the board own approximately 20 percent of SMID stock, aligning with shareholder values.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, our debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contact:

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com

Investor Relations:
Steven Hooser or Deidra Roy
Three Part Advisors, LLC
214-872-2710